The Mosaic Company 3033 Campus Drive, Suite E490 Plymouth, MN 55441 www.mosaicco.com

FOR IMMEDIATE RELEASE

Media Ben Pratt The Mosaic Company 763-577-6102 benjamin.pratt@mosaicco.com	Investors Laura Gagnon The Mosaic Company 763-577-8213 investor@mosaicco.com

JOC O’ROURKE ELECTED TO
THE MOSAIC COMPANY BOARD OF DIRECTORS

PLYMOUTH, MN, May 14, 2014 - The Mosaic Company (MOS) announced today that James “Joc” C. O’Rourke has been elected to its Board of Directors, effective today. The Company announced yesterday that Mr. O’Rourke will succeed James T. Prokopanko as the Company’s President and CEO on August 5, 2015.
“The Board has long benefited from Joc’s insight, and we are pleased to have him join the board as part of Mosaic’s CEO transition,” said Robert L. Lumpkins, Chairman of Mosaic’s Board of Directors.
Mr. O’Rourke, 54, has served as Mosaic’s Executive Vice President - Operations and Chief Operating Officer since 2012 and joined the company as Executive Vice President - Operations in 2009. Prior to joining Mosaic, Mr. O’Rourke was President, Australia Pacific for Barrick Gold Corporation, the largest gold producer in Australia, where he was responsible for the Australia Pacific Business Unit consisting of ten gold and copper mines in Australia and Papua New Guinea. Before that, Mr. O’Rourke held various management, engineering and other roles in the mining industry in Canada and Australia. He holds a bachelor’s degree in mining and mineral engineering from the University of British Columbia, and a master’s degree in business administration from INSEAD in Fontainebleau, France.

About The Mosaic Company
The Mosaic Company is one of the world's leading producers and marketers of concentrated phosphate and potash crop nutrients. Mosaic is a single source provider of phosphate and potash fertilizers and feed ingredients for the global agriculture industry. More information on the Company is available at www.mosaicco.com.
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